Exhibit 99.1

SUNNYVALE, Calif., Aug. 20, 2012 -- Pharmacyclics, Inc. (Nasdaq: PCYC) announced today that the clinical trial, SPARK (MCL2001), of ibrutinib in patients with relapsed or refractory mantle cell lymphoma (MCL) has enrolled its fifth patient. The enrollment of the fifth patient has subsequently triggered a second $50 million milestone payment obligation from Janssen Biotech, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, worldwide collaborator on ibrutinib in oncology and sponsor of this MCL trial. As Pharmacyclics or Janssen initiate specific clinical trials and enroll the 5th patient, additional milestone payments of $50 million may be triggered up to a total of $250 million.

“We formed this partnership with Janssen, with the intention to broadly expand and propel the clinical development of ibrutinib. The speed at which we have moved into important clinical trials in CLL and now MCL is a validation of this joint venture’s ability to convert plans into actualities,” said Bob Duggan, Chairman and CEO of Pharmacyclics. “We are satisfied with the early progress this partnership is generating and we look forward to providing a material update in December, during the American Society of Hematology Meeting.”

SPARK Trial Design (MCL2001)

The SPARK study is a single-arm, multi-center Phase II trial of ibrutinib in MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is overall response rate.  The key secondary endpoints include overall survival rate, progression-free survival rate, and pharmacokinetic data of ibrutinib. This global study conducted by Janssen is planned to enroll 110 patients worldwide.

Further information about this trial can be found at www.clinitrials.gov:

NCT01599949 — “A Study to Evaluate the Efficacy and Safety of Ibrutinib, in Patients With Mantle Cell Lymphoma Who Progress After Bortezomib Therapy”

About Janssen Collaboration

As previously announced on December 8, 2011, Pharmacyclics entered into a worldwide collaboration with Janssen to develop and commercialize ibrutinib, a novel, oral, first-in-class Bruton’s Tyrosine Kinase (BTK) inhibitor. Pharmacyclics received from Janssen an upfront payment totaling $150 million upon signing the contract. With the dosing of a fifth patient in the SPARK Study, as announced today, a milestone payment of $50 million has been earned. Pharmacyclics may receive up to an additional $725 million in development and regulatory milestone payments; for total potential upfront and milestone payments of $975 million.

Following regulatory approval, both Pharmacyclics and Janssen will book revenue and co-commercialize ibrutinib. In the US, Pharmacyclics will book sales and take the lead role in US commercial strategy development. Both Pharmacyclics and Janssen will share in commercialization activities. Outside the United States, Janssen will book sales and lead and perform commercialization activities. Profits and losses from the commercialization activities will be split 50/50 on a worldwide basis. Development and commercialization activities under the collaboration will be managed through a shared governance structure. Each company will lead development for specific indications as stipulated in a global development plan, with development costs shared on a 40/60 basis (Pharmacyclics 40% and Janssen 60%).

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our corporate mission statement reads as follows: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs. To identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do that.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs towards potential commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

SOURCE Pharmacyclics, Inc.